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                                                                      Exhibit 99


FOR IMMEDIATE RELEASE

MEDIA CONTACT:                         INVESTOR CONTACT:

ROD BITZ                               RICHARD N. JOWETT
PHONE:  612-931-5413                   PHONE:  612-931-6080
E-MAIL:  rod_bitz@atk.com              E-MAIL:  richard_jowett@atk.com


                ALLIANT TECHSYSTEMS NAMES MILLER CHAIRMAN OF THE
                 BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER


     MINNEAPOLIS, NOV. 24, 1998 - Alliant Techsystems (NYSE: ATK) said it has named Paul David Miller, Admiral, United States Navy (Retired), chairman of the board of directors and chief executive officer, effective Jan. 1. Miller also will serve as chairman of the executive/finance committee of the board.

     Miller, 56, currently is with Litton Industries, Inc., where he heads Litton Marine Systems and is president of Sperry Marine Inc. He joined Litton/Sperry Marine in 1994, following a 30-year career in the U.S. Navy.

     Miller will replace Richard Schwartz, who will step down as chairman of the board on Jan. 1. He will take over the duties of chief executive officer from Peter A. Bukowick, who has been serving as acting chief executive officer since Sept. 1, when Schwartz retired from that post. Bukowick will continue to serve as president and chief operating officer of Alliant.

     Schwartz said Miller brings to his new position strong leadership, vision, and strategic capabilities, and an extensive knowledge of the U.S. Department of Defense and the international marketplace.

     "As the leader of a strong Alliant management team, I am confident that Paul will continue the aggressive implementation of the company's building block growth plan that has as its foundation a committed employee team, repeatable and affordable products for our customers, and superior returns for our shareholders," said Schwartz.

                                     -more-
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ALLIANT TECHSYSTEMS - PAGE 2

     "I want to thank Pete Bukowick for the outstanding leadership he has provided to Alliant during this interim period. Pete will remain president, chief operating officer, and a member of the board, and will continue his strong focus on improving the performance and profitability of our operations. The combination of Paul's and Pete's talents and expertise will give us an outstanding executive leadership team for the future."

     Prior to joining industry, Admiral Miller was Commander-in-Chief, U.S. Atlantic Command, one of five U.S. theater commands, and served concurrently as NATO Supreme Allied Commander-Atlantic. In that role, he planned and commanded the international coalition response to the crisis in Haiti in 1994. Other major duty assignments during his Navy career included Commander, U.S. Atlantic Fleet, Commander, U.S. Seventh Fleet, and Deputy Chief of Naval Operations (Naval Warfare).

     During Miller's four years with Litton Marine Systems and Sperry Marine Inc., sales nearly doubled and the firm established itself as the premier navigation product, system, and service provider in the U.S. and international maritime industry.

     A native of Roanoke, Va., Miller holds a bachelor's degree in economics from Florida State University and a master's degree in business administration from the University of Georgia. He attended the U.S. Naval War College and the Harvard Business School Executive Management Program, and is the author of several works on leadership and strategy.

     Miller serves on the board of directors of Crestar Financial Corporation, and the advisory boards of the University of Virginia's Engineering School and Applied Science, and the McIntire School of Commerce.

     Alliant Techsystems is a $1.1 billion aerospace and defense company with approximately 6,300 employees. Headquartered in Hopkins, Minn., the company's business groups are Conventional Munitions, Space and Strategic Systems, and Defense Systems. Company news and information can be found on the Internet at www.ATK.com.